Exhibit 99.1
Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EDT, August 7, 2008	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports second quarter 2008 earnings results; increases earnings guidance

Second Quarter Financial and Operating Highlights

  PGE is increasing its full-year 2008 earnings guidance to $1.85 - $1.95 from $1.75 - $1.85 per diluted share.
  Achieved net income of $39 million, or $0.63 per diluted share, for the second quarter of 2008 compared to $46 million, or $0.73 per diluted share, in 2007.
  Received regulatory approval of the smart-metering project and are currently implementing systems testing.
  Construction of Biglow Canyon Phase II has begun, with completion expected by the end of 2009.

Portland, Ore. - Portland General Electric Company (NYSE: POR) today reported net income of $39 million, or $0.63 per diluted share, for the three months ended June 30, 2008, compared to $46 million, or $0.73 per diluted share, for 2007. Results were driven by an increase in retail energy deliveries and the Company's return on its investment in Phase I of the Biglow Canyon wind project. These positive results were offset primarily by a decrease in the fair market value of non-qualified benefit plan trust assets and higher operating expenses.

Net income for the six months ended June 30, 2008, was $67 million, or $1.07 per diluted share, compared to $101 million, or $1.61 per diluted share for 2007.

"Our system continues to operate well, and we're in the process of executing plans to add additional resources for our growing customer base," said Peggy Fowler, CEO and president of Portland General Electric (PGE). "We're moving forward with significant capital projects including Phase II of the Biglow Canyon Wind Farm and our new smart-metering technology."

2008 Earnings Guidance

PGE is increasing its full-year 2008 earnings guidance to $1.85 - $1.95 per diluted share. This is an increase from $1.75 - $1.85 per diluted share and is based on continued solid operations and gains on the sale of fuel oil inventory at the Beaver thermal plant. PGE is also reaffirming its long-term annual earnings growth expectation of 6 to 8 percent beginning with 2008.

2009 General Rate Case

Regulatory review of the Company's general rate case and proposed tariffs, filed with the Oregon Public Utility Commission (OPUC) in late February 2008, is continuing under a procedural schedule that currently provides for new rates to become effective on January 1, 2009. PGE's initial filing proposed an 8.9 percent average price increase related to higher purchased power and fuel costs, increased investment in utility plant and higher operating expenses.

Beginning on June 5, 2008, PGE, OPUC staff and interveners have held a series of settlement conferences. As a result, parties have reached settlement agreements on two major items: One is for cost of capital and the other for net variable power cost (NVPC). The cost of capital stipulation provides for a return on common equity of 10.1 percent on a capital structure of 50 percent equity and 50 percent debt and a weighted average cost of capital of 8.33 percent. This stipulation results in a reduction to the proposed revenue requirement of approximately $13 million.

The NVPC agreement stipulates to a number of modeling assumptions and other adjustments which result in an approximate $5 million reduction to the forecast of 2009 NVPC. On July 11, 2008, as part of PGE's annual power cost update process, the Company submitted an updated forecast of 2009 NVPC. This filing, together with the stipulation, resulted in a revenue requirement increase for 2009 NVPC of $151 million. The two settlement agreements and the July NVPC update result in a proposed total average price increase of approximately 14 percent. The proposed increase remains subject to change as the ratemaking process before the OPUC continues on non-settled issues. Also, NVPC will be updated later this year according to a procedural schedule established by the OPUC.

Next steps in the procedural schedule include PGE's August 15, 2008, rebuttal testimony, followed by additional rounds of testimony, with an order from the OPUC expected by year end.

The following table indicates the revenue requirement increase as originally filed on February 27, 2008, and PGE's updated revenue requirement increase based on the settlement agreements and the July 11, 2008 NVPC update:

	Initial Filing	Update[1]
NVPC[2]	$53 million	$151 million
Other	$93 million	$78 million
Total	$146 million	$229 million

1. Includes both July 11 update to NVPC and stipulations to date. 2. Net of load adjustments.

Biglow Canyon Wind Farm

In March 2008, PGE executed agreements to purchase 141 wind turbines for Phases II and III of Biglow Canyon, and in July 2008, the Company entered into contracts on the related construction. Construction of Phase II has begun, with completion expected by the end of 2009. Phase III is expected to be completed in 2010. Total cost of the two phases is expected to be $740 million - $780 million, including allowance for funds used during construction. The two phases will have a combined installed capacity of approximately 324 MW, further increasing the diversity of the Company's generating resource portfolio.

Smart Meters

On May 5, 2008, the OPUC approved the Company's smart-metering project, which will be deployed for residential and commercial customers. A new tariff, effective from June 1, 2008, through December 31, 2010, will provide for recovery of the costs, including the net book value of existing meters, during this period. Approximately 16,000 new meters are being installed as part of the project's six-month systems testing phase, with the remaining meters to be installed by the end of 2010. PGE expects the smart-metering project to provide improved services as well as operational efficiencies and cost savings.

Capital Expenditures

Capital expenditures in 2008 are estimated to be $415 million. This includes $229 million for ongoing production, transmission and distribution facilities; $98 million for Phases II and III of the Biglow Canyon Wind Farm; $62 million for hydro relicensing projects; $23 million for smart meters; and $3 million for Boardman emissions controls.

Second Quarter 2008 Results Compared to Second Quarter 2007

  Total retail customers served increased 1.4 percent to approximately 813,000 as of June 30, 2008, compared to approximately 802,000 as of June 30, 2007.
  Total revenues increased by $23 million due primarily to the net effect of the following key factors:
    A 2.6 percent increase in total retail energy deliveries, primarily due to cooler weather and an increase in the average number of customers served.
    A 2.8 percent price increase for cost recovery of the Port Westward Power Plant, effective in June 2007.
    A 0.6 percent price increase for cost recovery of Biglow Canyon Phase I, effective January 1, 2008.
    A 0.3 percent price decrease, effective January 1, 2008, for changes in forecasted 2008 power and fuel costs.
    A $3 million decrease related to Senate Bill 408.
    A $10 million increase in other operating revenues due primarily to the sale of fuel oil at the Beaver thermal plant. Pursuant to an assessment of reliability requirements for operation on oil at Beaver, PGE is reducing oil inventory levels, which has resulted in a net pre-tax gain of $7 million.
  Purchased power and fuel expense increased by $10 million due primarily to the net effect of the following key factors:
    A $29 million increase in the cost of natural gas-fired production, primarily due to increased generation from Port Westward, which went into service in June 2007, and higher natural gas prices.
    A $4 million increase in the estimated amount recorded for potential future refund to customers under the power cost adjustment mechanism (PCAM). In the second quarter of 2008, PGE recorded a $7 million regulatory liability, with a corresponding increase in power costs, compared to a $3 million regulatory liability recorded in the second quarter of 2007.
    A $23 million decrease in the cost of purchased power, resulting primarily from a 19 percent reduction in electricity purchases, related primarily to an increase in natural gas, hydro and wind generation.
  Production and distribution expense increased by $5 million due primarily to a $3 million increase in operating costs at the Company's generating facilities, including Port Westward and Biglow Canyon Phase I. The remaining increase is related to repair and maintenance work completed at Boardman during the plant's scheduled outage.
  Depreciation and amortization expense increased by $7 million primarily due to increased depreciation from the 2007 completion of Port Westward and Biglow Canyon Phase I.
  Other income decreased by $5 million primarily due to a decrease in income from non-qualified benefit plan trust assets.
  Interest expense increased by $5 million primarily due to a higher level of outstanding long-term debt and lower AFDC debt resulting from lower CWIP balances.
  Income taxes decreased by $6 million, with an effective tax rate of 30 percent. This decrease was primarily the result of lower taxable income and an increase of $3 million in federal energy tax credits generated from the operation of Biglow Canyon Phase I in the second quarter of 2008.

Year-to-Date 2008

Net income for the six months ended June 30, 2008, was $67 million, or $1.07 per diluted share, compared to $101 million, or $1.61 per diluted share, for 2007. The decrease is primarily due to the deferral in 2007 of a portion of Boardman replacement power costs (including accrued interest) for potential future collection from customers, decreased fair market values on non-qualified benefit plan assets, a reduction in potential customer collections related to prior year income taxes (pursuant to Senate Bill 408), higher operating expenses, and the favorable impact of a 2007 settlement between PGE and certain California parties related to wholesale energy transactions in the western energy markets during 2000-2001. Such results were partially offset by an increase in retail energy deliveries and the Company's return on its investment in Biglow Canyon Phase I.

Year-to-Date 2008 Results Compared to Year-to-Date 2007

  Total revenues increased by $58 million due to the net effect of the following key factors:
    A 3.4 percent increase in total retail energy deliveries (1.3 percent weather-adjusted), due to both cooler weather and an increase in the average number of customers served.
    Price increases for cost recovery of Port Westward and Biglow Canyon Phase I.
    A 0.3 percent price decrease, effective January 1, 2008, for changes in forecasted 2008 power and fuel costs.
    A $6 million decrease related to Senate Bill 408.
    An $11 million increase in wholesale revenues due to a 48 percent increase in the average power price, partially offset by a 23 percent reduction in wholesale energy sales. The price increase was driven by both higher natural gas prices and lower hydro availability.
    A $10 million increase in other operating revenues due primarily to the sale of fuel oil inventory.
  Purchased power and fuel expense increased by $57 million due primarily to the net effect of the following key factors:
    An $88 million increase in the cost of thermal (primarily natural gas-fired) production, due to increases in both generation and natural gas prices.
    A $20 million increase related to the deferral of excess Boardman power costs incurred from late 2005 to early 2006 in the first quarter of 2007.
    A $12 million increase related to settled natural gas swap agreements entered into in conjunction with PGE's management of its net power costs.
    A $6 million increase due to a reduction in the Company's wholesale credit reserve in the first half of 2007, as a result of a settlement with certain California parties involving transactions in 2000-2001.
    A $4 million increase in the estimated amount recorded for potential future refund to customers under the PCAM.
    A $76 million decrease due to a 25 percent reduction in power purchases, related primarily to an increase in thermal and wind generation.
  Production and distribution expense increased by $12 million due primarily to the following:
    A $6 million increase in operating costs at Port Westward and Biglow Canyon Phase I.
    A $3 million increase related to repair and maintenance activities completed at Boardman and Beaver during the plants' scheduled outages in 2008.
    A $2 million increase in distribution labor, contractor and tree trimming costs.
  Depreciation and amortization expenses increased by $12 million primarily due to increased depreciation of $10 million as a result of Port Westward and Biglow Canyon Phase I.
  Other income decreased by $15 million primarily due to the following:
    A $10 million decrease in income from non-qualified benefit plan trust assets resulting from the recognition of a $5 million unrealized loss on the plan assets during the six months ended June 30, 2008, compared to a $5 million unrealized gain in the comparable period of 2007.
    A $5 million decrease in AFDC equity, which resulted from lower CWIP balances during the second quarter of 2008 due to the completion of both Port Westward and Biglow Canyon Phase I.
  Interest expense increased by $11 million primarily due to a higher level of outstanding long-term debt and lower AFDC debt resulting from lower CWIP balances.
  Income taxes decreased by $22 million, with an effective tax rate of 29 percent. These decreases are primarily the result of lower taxable income and an increase of $5 million in federal energy tax credits generated from the operation of Biglow Canyon Phase I in the first half of 2008.

Second Quarter 2008 Earnings Call and Webcast August 7, 2008

PGE will host a conference call with financial analysts and investors on Thursday, August 7, 2008, at 5 p.m. EDT. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EDT on Thursday, August 7, through Thursday, August 14.

Peggy Fowler, CEO and president; Jim Piro, executive vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, balance sheets, statements of cash flows and supplemental operating statistics are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a vertically integrated electric utility that serves approximately 813,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future capital expenditures, statements regarding the cost, completion and benefits of capital projects, such as the Automated Metering Infrastructure and Biglow Canyon Wind Farm projects, statements regarding the outcome of the 2009 general rate case, as well as other statements containing words such as "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon" and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of purchased power and fuel; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; operational factors affecting the Company's power generation facilities, including outages, hydro conditions, wind conditions and disruption of fuel supply; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operation and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2008	**2007**	**2008**	**2007**
Revenues	$ 425	$ 402	$ 896	$ 838
Operating expenses:				
Purchased power and fuel	185	175	435	378
Production and distribution	46	41	85	73
Administrative and other	47	45	94	90
Depreciation and amortization	50	43	100	88
Taxes other than income taxes	21	19	43	40
Total operating expenses	349	323	757	669
Income from operations	76	79	139	169
Other income (expense):				
Allowance for equity funds used during construction	2	4	4	9
Miscellaneous income (expense)	1	4	(2)	8
Other income	3	8	2	17
Interest expense	23	18	46	35
Income before income taxes	56	69	95	151
Income taxes	17	23	28	50
Net income	**$ 39**	**$ 46**	**$ 67**	**$ 101**
Weighted-average shares outstanding (in thousands):				
Basic	62,532	62,507	62,531	62,506
Diluted	62,588	62,536	62,580	62,531
Earnings per share - basic and diluted	$ 0.63	$ 0.73	$ 1.07	$ 1.61
Dividends declared per share	$ 0.245	$ 0.235	$ 0.480	$ 0.460

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 202	$ 73
Accounts and notes receivable, net	151	178
Unbilled revenues	66	92
Assets from price risk management activities	514	64
Inventories, at average cost	72	64
Other current assets	63	67
Total current assets	1,068	538
Electric utility plant, net	3,188	3,066
Non-qualified benefit plan trust	62	69
Nuclear decommissioning trust	45	46
Regulatory assets	249	304
Other noncurrent assets	82	85
Total assets	**$ 4,694**	**$ 4,108**
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued liabilities	$ 170	$ 227
Deferred income taxes	147	-
Current portion of long-term debt	142	-
Liabilities from price risk management activities	139	101
Customer and counterparty deposits	131	8
Accrued taxes	29	23
Other current liabilities	36	32
Total current liabilities	794	391
Long-term debt, net of current portion	1,164	1,313
Regulatory liabilities	1,012	574
Deferred income taxes	138	279
Non-qualified benefit plan liabilities	89	86
Accumulated asset retirement obligations	84	91
Other noncurrent liabilities	58	58
Total liabilities	**3,339**	**2,792**
Shareholders' equity:		
Common stock, no par value, 80,000,000 shares authorized; 62,548,742 and 62,529,787 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	648	646
Accumulated other comprehensive loss	(4)	(4)
Retained earnings	711	674
Total shareholders' equity	**1,355**	**1,316**
Total liabilities and shareholders' equity	**$ 4,694**	**$ 4,108**

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Cash flows from operating activities:		
Net income	$ 67	$ 101
Reconciliation of net income to net cash provided by operating activities:		
Depreciation and amortization	100	88
Net assets from price risk management activities	(412)	(34)
Regulatory deferral - price risk management activities	412	34
Deferred income taxes	19	18
Senate Bill 408 deferrals	1	(3)
Allowance for equity funds used during construction	(4)	(9)
Power cost deferrals	8	(21)
Other non-cash income and expenses, net	12	(10)
Changes in working capital:		
Net margin deposit activity	147	34
Decrease in receivables	53	37
Decrease in payables	(35)	(25)
Other working capital items, net	(9)	(3)
Other, net	9	(6)
Net cash provided by operating activities	**368**	**201**
Cash flows from investing activities:		
Capital expenditures	(206)	(159)
Sales of nuclear decommissiong trust securities	13	9
Purchases of nuclear decommissioning trust securities	(12)	(10)
Insurance proceeds received	3	-
Other, net	(2)	(5)
Net cash used in investing activities	**(204)**	**(165)**
Cash flows from financing activities:		
Payments on long-term debt	(56)	(71)
Proceeds from issuance of long-term debt	50	176
Payments on short-term debt, net	-	(81)
Debt issuance costs	-	(2)
Dividends paid	(29)	(28)
Net cash used in financing activities	**(35)**	**(6)**
Increase in cash and cash equivalents	129	30
Cash and cash equivalents, beginning of period	73	12
Cash and cash equivalents, end of period	$ 202	$ 42
Supplemental cash flow information is as follows:		
Cash paid during the period for:		
Interest, net of amounts capitalized	$ 39	$ 21
Income taxes	3	29
Non-cash investing and financing activities:		
Accrued capital additions	12	84
Accrued dividends payable	15	15

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Operating revenues (millions)
Retail sales:
Residential	$ 169	$ 149	$ 404	$ 341
Commercial	145	144	294	283
Industrial	39	41	77	78
Total retail sales	353	334	775	702
Direct access customers	(2)	(3)	(4)	(6)
Other retail revenues	12	19	9	47
Total retail revenues	363	350	780	743
Wholesale revenues	44	44	92	81
Other operating revenues	18	8	24	14
Total revenues	$ 425	$ 402	$ 896	$ 838

Energy sold and delivered - MWhs (thousands)
Retail energy sales:
Residential	1,764	1,633	4,122	3,903
Commercial	1,739	1,786	3,530	3,532
Industrial	640	665	1,208	1,243
Total retail energy sales	4,143	4,084	8,860	8,678
Delivered to direct access customers	602	539	1,189	1,045
Total retail energy deliveries	4,745	4,623	10,049	9,723
Wholesale sales	681	916	1,487	1,939
Total energy sold and delivered	5,426	5,539	11,536	11,662

Retail customers - end of period
Residential			710,819	701,697
Commercial			101,958	100,051
Industrial			261	259
Total retail customers			813,038	802,007

Degree Days
	Heating		Cooling
	2008	2007	2008	2007
1st Quarter	1,981	1,852	-	-
Average	1,840	1,840	-	-
2nd Quarter	860	698	98	56
Average	664	664	67	67

Note: "Average" amounts represent 15-year rolling averages provided by the National Weather Service (Portland Airport).